Exhibit 99.2

SUBJECT TO RULE 408

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF SOUTH CAROLINA
SPARTANBURG DIVISION

Spartanburg Regional Healthcare System, on behalf of itself and others similarly situated, Plaintiff, vs. Hillenbrand Industries, Inc., Hill-Rom, Inc. and Hill-Rom Company, Inc., Defendants.	C.A. No. 7:03-2141-HFF-BHH

MEMORANDUM OF UNDERSTANDING REGARDING SETTLEMENT

This Memorandum of Understanding (“MOU”) entered into as of November 10, 2005, concerns the settlement (the “Settlement”) between Defendants, Hillenbrand Industries, Inc., Hill-Rom, Inc. and Hill-Rom Company, Inc. (“Defendants”) and the all-customer Settlement Class (“Plaintiffs” or “Settlement Class”) relating to Spartanburg Regional Healthcare System vs. Hillenbrand Industries, et al., C.A. No. 7:03-2141-HFF-BHH (D.S.C.) (“Action”). Each of the Class Representatives (as defined in paragraph number 4 below) and Defendants (collectively the “Parties”) agree to the following:

1. Defendants will pay $337,500,000 in cash for the benefit of the Settlement Class.

2. For a period of three years, Defendants will be contractually obligated to follow the pricing policies described in the October 11, 2002 memo by Ernest Waaser.

3. Defendants will not oppose any application for attorneys’ fees by Spartanburg’s counsel.

4. The all-customer “Settlement Class” is generally defined as all purchasers or renters of any Hill-Rom products (the “Products”) during the period from 1990 through the present. The class will be fully defined in the Settlement Agreement. The Settlement Class representatives shall include Spartanburg Regional Health Services District d/b/a Spartanburg Regional Healthcare System, Spartanburg Regional Medical Center, Spartanburg Hospital for Restorative Care and B.J. Workman Memorial Hospital (individually and collectively, the “Class Representatives”).

5. The Settlement Class and the individual Class Representatives will release Defendants and all of their current and former employees, officers, directors, predecessors, successors, assigns, subsidiaries, shareholders, affiliates and divisions, and the successors and assigns thereof, from all claims and liabilities relating to the discounting, purchase or rental of the Products to the fullest extent permitted by law, thereby releasing every claim relating to or arising out of the subject matter of the instant litigation. The specific terms of the release shall be subject to agreement by counsel for the Parties. No Settlement Class member, including the Class Representatives, may receive any Settlement Proceeds without executing an individual release.

6. In full and final settlement of all released claims, Defendants will pay into an escrow fund, the agent of which shall be mutually agreed to by the Parties and subject to District Court approval. The terms of the escrow agreement shall be negotiated by the Parties. Defendants will pay into an escrow fund:

(a) $50 million within thirty (30) days of preliminary approval of this Settlement by the District Court; and

(b) an additional $287.5 million within thirty (30) days of final approval of the Settlement by the District Court (these two payments collectively constituting the “Settlement Proceeds”).

7. The Settlement Proceeds are the total and exclusive amount that Defendants will pay under the Settlement. In the event no final Settlement Agreement is signed by the Parties or Final Approval does not occur, the Parties’ respective obligations under the Settlement shall be null and void and the Settlement Proceeds plus any accrued interest thereon shall be returned to the Defendants, less any amounts used to pay out of pocket expenses in providing notice of the Settlement to the Settlement Class, which notice and expenses shall be subject to agreement by the Parties. In the event of Final Approval, the Settlement Proceeds plus accrued interest thereon, less any award for Plaintiffs’ counsel fees and expenses, notice to the Settlement Class and costs of administration of the Settlement as the District Court may order, shall be distributed to members of the Settlement Class pursuant to a plan of allocation approved by the Court.

8. Final Approval means the first date upon which all of the following have occurred:

(a) The Settlement Class has been certified by the District Court;

(b) Entry has been made of a final judgment of dismissal with prejudice in a form to be agreed to by the Parties; and

(c) Either (i) 30 days has passed from the date of the District Court’s entry of final judgment with no notice of appeal having been filed with the District Court or (ii) such final judgment has been affirmed by the reviewing Court to which any appeal has been taken or petition for review has been presented, and the time for further appeal or review of such affirmance has expired.

9. The Settlement Proceeds shall be reduced by the pro rata share of the Settlement Proceeds attributable to each opt out from the Settlement Class, including purchases and rentals by the U.S. Government, under a Plan of Allocation agreed to by Defendants. The Settlement is subject to rescission by Defendants if the total value of purchases and rentals by opt-outs from the Settlement Class exceeds a percentage of the total value of all purchases and rentals by the Settlement Class for the entire period 1990 – present, excluding U.S. Government purchases and rentals. This percentage is set forth in a separate, confidential letter attached as Ex. “1” hereto.

10. All proceedings in this Action are hereby stayed, except those relating to effectuating the Settlement and obtaining any approvals relating thereto.

11. The Parties will cooperate expeditiously and in good faith to prepare a final Settlement Agreement. The Parties shall cooperate in reasonably providing information necessary to effectuate a final Settlement.

12. Hillenbrand Industries, Inc. may file this MOU with the Securities and Exchange Commission. The Parties agree that press releases in substantially the forms of Exhibit A and Exhibit B may be released by Defendants and Plaintiffs, respectively. No Party hereto (including its respective officers, employees, agents and representatives, and its affiliates and their respective officers, employees, agents and representatives) shall issue or make, or cause to be issued or made, any other press release or public statements (except for communications to employees, customers and/or suppliers) related to the Action or the Settlement without prior written approval of the other Parties hereto, provided that the Parties may make any such additional disclosures, press releases or other public announcements to the extent that they receive advice of counsel from a nationally or regionally recognized law firm that such disclosure (in timing, form, substance and scope) is required under applicable laws, rules and/or regulations. The Parties agree to the same day issuance of any press releases or public announcements concerning the Settlement or Action, with the understanding that Hillenbrand Industries, Inc. must issue a press release within four business days of the signing of this MOU.

13. Defendants have denied, and continue to deny, any wrongdoing or legal liability arising from any of the facts or conduct alleged in these actions. Neither this MOU, nor the final Settlement Agreement nor any other settlement-related document is an admission that any claim which was brought or could have been brought against the Defendants has any merit whatsoever and shall not be offered or used in the actions or otherwise for any purpose whatsoever.

14. This agreement may be signed in counterparts.

AGREED:

Richard Wyatt, Esq. Larry Macon, Esq. Attorneys for Plaintiffs	Richard B. Drubel, Esq. Attorney for Defendants

Ingo Angemeier Spartanburg Regional Health Services District d/b/a Spartanburg Regional Healthcare System, Spartanburg Regional Medical Center,	Hillenbrand Industries, Inc., Hill-Rom, Inc. and Hill-Rom Company, Inc.

Spartanburg Hospital for Restorative Care and
B.J. Workman Memorial Hospital